Exhibit 10.8

January 21, 2009

Mr. Christopher J. Morl

920 Derrhill Road

Oak Park, CA 91377

Dear Christopher:

I am very pleased to make you a formal offer to join Ambit Biosciences Corporation (the “Company”). This letter sets forth the principal terms of an offer for you to join the Company.

Initial Position:	Chief Business Officer

Start Date:	The tentative start date, to be agreed upon by you will be Monday, January 26, 2009

Reporting Relationship:	You will initially report to M. Scott Salka, Chief Executive Officer

Initial Responsibilities:	You will be responsible for, but not limited to, developing long range strategic plans for the Company as well as identifying and pursuing strategic business opportunities, mergers, acquisitions, partnerships, alliances and/or joint ventures. You will also serve on the Executive Management Committee.

Location:	You will initially be based in San Diego, California

Compensation:	You will be a regular full-time, exempt employee and receive a gross monthly salary of $23,541.67 ($282,500 annualized) which will be paid semi-monthly in arrears in accordance with the Company’s normal payroll procedures.

Relocation Allowance:	You will be eligible for relocation reimbursement up to $20,000 for reasonable expenses. Eligible expenses include:

Reasonable housing cost

Ambit Biosciences Corporation

4215 Sorrento Valley Boulevard

San Diego, CA 92121

tel 858-334-21 00 fax 858-334-2198

wwvv.ambirbio.com

Christopher J. Morl

January 21, 2009

Costs associated with the sale of your existing home, including and/or purchase of a new home.

Travel expenses, one-way, related to moving you and your family such as mileage reimbursement for your drive from Oak Park to San Diego.

Movement of household items for one home, vendor to be agreed upon in advance with Ambit, from quotes from three reputable companies.

Transportation for up to two (2) cars.

You may defer the relocation allowance for up to 12-months after your employment with the company.

All expenses must be documented. In the event you voluntarily leave the Company within twelve months of employment, your relocation allowance amount will be immediately due and payable to the Company. If a portion of your relocation allowance was deferred and you voluntarily leave the company within 12 months of receiving your relocation reimbursement, your reimbursement will be immediately due and payable to the company.

Equity:	Following commencement of your full-time employment we will recommend to the Compensation Committee of the Board of Directors of the Company that you be granted an option to purchase 182,505 shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. These shares will vest according to the following schedule: 25% shall vest on the first anniversary of your start date and the remainder shall vest at a rate of one forty-eighth ( 1/48) each month thereafter until fully vested on the fourth anniversary of your start date. In addition, you will be eligible for a contingent grant of 39,108 subject to a successful corporate collaboration, the determination of which shall be subject to board approval. These shares to vest based upon the above schedule.

Benefits:	The beginning of the month following your start as a full-time employee you and your eligible dependents will be able to enroll in the following insurance plans: medical, dental, vision, life, AD&D, and disability. You will also be eligible for our 401(k) and flexible benefit plans.

You will accrue paid personal leave (PPL) according to company guidelines. In your first year as a full-time employee you will accrue 20 days of PPL. The Company has also established 12 paid holidays per calendar year.

Christopher J. Morl

January 21, 2009

Incentive Bonus:	You will be eligible to receive an annual incentive bonus, initially targeted at 30% of your annual base salary.

Severance:	In the event that your Stock Options is accelerated as set forth in Section 1 (a) of the Company Stock Option Agreement, at your sole discretion you may elect to receive a severance package of six (6) months of your then base pay.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which is included in our employee handbook. You will also be expected to sign and comply with an Employee Proprietary Information and Inventions Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Emily Derr, Human Resources Manager. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you. If a response is not received by Friday, November 28, 2009, this offer will be considered null and void.

We look forward to working with you at Ambit Biosciences Corporation. We hope that you will decide to join us in building this world-class company.

Sincerely,

/s/ M. Scott Salka

M. Scott Salka
Chief Executive Officer

Christopher J. Morl

January 21, 2009

ACCEPTED AND AGREED TO this

21    Day of     January    , 2009

/s/ Christopher J. Morl
Christopher J. Morl

Enclosures:	Duplicate Original Letter
Employee Proprietary Information and Inventions Agreement